Ramaco Resources, Inc. Reports Second Quarter 2020 Financial Results

Company Release – August 6, 2020

●	Net income was $2.7 million (EPS of $0.06) and adjusted EBITDA was $10.8 million in the second quarter of 2020. First half 2020 net income was $4.6 million (EPS of $0.11), and first half 2020 adjusted EBITDA was $19.2 million.
●	As of June 30, liquidity was $31.8 million, despite a first half 2020 inventory build of $10.2 million. We expect this build to be a source of cash in the second half of 2020.
●	Post June 30, Ramaco has boosted its international presence in two areas. First, we entered into an exclusive marketing arrangement with Australian-based Square Resources to market our metallurgical coal into the growing Asian steel markets. Second, we signed a deal to ship our first test cargo of metallurgical coal to Brazil.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported quarterly net income of $2.7 million, or $0.06 per diluted share for the three months ended June 30, 2020, as compared to $10.6 million or $0.26 per diluted share for the three months ended June 30, 2019. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $10.8 million for the three months ended June 30, 2020, as compared with $19.1 million for the three months ended June 30, 2019.

Key operational and financial metrics are presented below:

Key Metrics
	2Q20	1Q20	Change	2Q19	Change	1H20	1H19	Change
Sales of Company Produced Tons ('000)	362	416	-13%	499	-27%	778	942	-17%
Revenue ($mm)	$36.4	$41.9	-13%	$65.8	-45%	$78.3	$123.2	-36%
Cost of Sales ($mm)	$30.1	$30.9	-3%	$43.2	-30%	$61.1	$84.2	-27%
Pricing of Company Produced ($/Ton)	$91	$93	-2%	$116	-22%	$92	$110	-16%
Cash Cost of Sales - Company Produced ($/Ton)	$74	$67	10%	$71	4%	$70	$69	1%
Cash Margins on Company Produced ($/Ton)	$17	$26	-35%	$45	-62%	$22	$41	-46%
Net Income ($mm)	$2.7	$2.0	35%	$10.6	-75%	$4.6	$17.5	-74%
Adjusted EBITDA ($mm)	$10.8	$8.4	28%	$19.1	-43%	$19.2	$32.8	-41%
Capex ($mm)	$9.1	$8.9	2%	$11.5	-21%	$18.0	$19.7	-9%
Diluted Earnings per Share	$0.06	$0.05	20%	$0.26	-77%	$0.11	$0.43	-74%

Second Quarter 2020 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the second quarter of 2020 were 362,000 tons, down from 499,000 tons in the second quarter of 2019. Cash margins on Company produced coal were $17 per ton in the second quarter of 2020, down 62% from the same period of 2019, because of lower realized pricing, on the back of large declines on the various metallurgical coal indices.

Sequential Quarter Comparison

Overall sales volumes of Company produced tons in the second quarter of 2020 were down 13% from the first quarter of 2020. The decline was precipitated by the deterioration in the macroeconomic conditions as a result of the impact of COVID-19. This in turn has manifested itself in declines in commodity prices, including metallurgical coal prices, and significant weakening in the domestic and international demand for steel. As previously disclosed, we received force majeure notices from two customers. This could adversely affect up to 12% of our total contracted sales volumes for 2020. We continue to work with these customers to preserve the value of these contracts.

Our cash margins on Company produced coal declined 35% in the sequential period. This decline was caused primarily by lower realized pricing and higher mining costs. Overall Company cash costs per ton sold on total produced coal were $74 per ton in the second quarter of 2020, compared to $67 in the first quarter of 2020. Cash costs on Company produced coal at Elk Creek were $72 per ton sold in the second quarter of 2020 compared to $61 in the first quarter of 2020. Second quarter mine cash costs were adversely impacted by the limited mine production in April as a result of the previously disclosed mine furlough that month, which caused fixed costs to get spread out across fewer tons. Mine cash costs at Elk Creek in May and June averaged $64 per ton sold. In those months the mines were operating at closer to normal rates, although given the slowdown in overall demand, they were still below first quarter 2020 levels.

Other income came in at $8.5 million in the second quarter of 2020, which compared to $1.2 million in the first quarter of 2020. On April 20, 2020, we received $8.4 million in loan proceeds from the SBA Paycheck Protection Program (PPP). Based upon receipt of this funding, we elected to recall approximately 200 workers at our Elk Creek complex who had been furloughed in March. In the second quarter, we used the PPP proceeds for eligible payroll expenses, lease, interest and utility payments totaling $7.3 million. We have since used the balance of loan proceeds for similar purposes. We anticipate that the $8.4 million amount of the PPP Loan principal will be forgiven, together with accrued interest thereon. Accordingly, we have recognized $7.3 million as other income in the second quarter.

Additional Financial Results

At June 30, 2020, the Company had $9.8 million of cash on hand plus $22.0 million of availability under its revolving credit facility, (which had $8.0 million drawn) and net debt of $11.1 million. In the second quarter, we also borrowed an additional $13.2 million under two credit facilities, including the PPP Loan facility mentioned above, in order to further improve our liquidity. Securing this funding was key to limiting the length of the employee furlough period in April, as well as retaining a greater number of employees and maintaining payroll.

In the second quarter of 2020, our three largest working capital items caused an $8.3 million increase in use of cash compared to the first quarter of 2020, due to a $2.0 million increase in inventory, $1.4 million increase in accounts receivable, and $4.9 million decrease in accounts payable. Year to date, inventories have been a $10.2 million use of cash, as they have increased 67% during that time. We anticipate this trend should reverse in the second half of 2020, especially in the fourth quarter.

In the first six months of 2020, the Company recorded an income tax expense of $1.4 million, including $435 thousand as a discrete item associated with stock-based compensation. The effective tax rate for the six months ended June 30, 2020, excluding this discrete item, was 16%. Actual cash taxes paid in 2020 are anticipated to be less than $10 thousand. Ramaco also expects to continue to pay minimal taxes for the foreseeable future due to tax loss carryforwards.

Capital expenditures totaled $18.0 million for the six months ended June 30, 2020, including $9.1 million in the second quarter of 2020. Approximately, two-thirds of total capital in the second quarter related to both the Berwind mine and the Elk Creek plate press projects. A large portion of this was incurred during the first quarter of 2020, but paid in the second quarter of 2020, and the plate press project is now complete.

Looking forward, we are now at maintenance capital expenditure levels both on a cash and an accrual basis, and would expect third quarter 2020 capital expenditures to come in roughly two-thirds below second quarter 2020 levels, and in-line with our historical guidance of $6-7 per ton maintenance capital expenditure levels.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
In thousands, except per ton amounts	2020	2020	2019	2020	2019

Sales Volume
Company	362	416	499	778	942
Purchased	—	—	26	—	61
Total	362	416	525	778	1,003

Company Production
Elk Creek Mining Complex	337	452	423	789	864
Berwind Development Deep Mine	53	66	53	119	85
Total	390	518	476	908	949

Company Financial Metrics (a)
Average revenue per ton	$91	$93	$116	$92	$110
Average cash costs of coal sold	74	67	71	70	69
Average cash margin per ton	$17	$26	$45	$22	$41

Elk Creek Financial Metrics (a)
Average revenue per ton	$90	$92	$115	$91	$109
Average cash costs of coal sold	72	61	66	66	65
Average cash margin per ton	$18	$31	$49	$25	$44

Purchased Coal Financial Metrics (a)
Average revenue per ton	$—	$—	$124	$—	$126
Average cash costs of coal sold	—	—	123	—	114
Average cash margin per ton	$—	$—	$1	$—	$12

Capital Expenditures	$9,119	$8,900	$11,538	$18,019	$19,737

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “We are all sailing in uncharted waters. Given the uncertainties of operating in today’s unprecedented conditions, I am incredibly proud of what Ramaco has managed to accomplish in the first half of 2020. With first half 2020 adjusted EBITDA of over $19 million, we were fortunate to show results which comfortably exceeded many of our larger peers. This is a testament to the entire team at Ramaco working under trying market conditions. We also recognize that the PPP Loan program and the treatment of that facility as other income was a critical component of this second quarter’s positive results. Despite these promising earnings, in order to maintain the discipline of keeping prudent liquidity levels, we had to recently make some difficult personnel decisions in July with regard to our workforce levels and on capital spending. We have always maintained that our two most important objectives are to keep our workforce safe, and to conservatively protect our liquidity on our balance sheet. As a result, all discretionary capital spending remains suspended, until there is more market clarity.”

Atkins also noted that, “While there is continued uncertainty in the market, we see some signs for emerging medium-term optimism. First, U.S. steel capacity utilization is currently at 59%, largely due to several blast furnaces restarting, as automotive plants resume production, after bottoming at 51% in early May. Second, on the world stage the forward pricing curve for metallurgical coal suggests a roughly 25% increase by the first quarter of 2021 to $135 per ton as compared to $107 per ton today. Global steel demand outside of China has also begun to recover. Third, turning to China, temporary port restrictions continue to provide a near record $50 per ton arbitrage per Platts, when comparing Chinese domestic versus international met coal prices. Chinese steel production also seems to have fully rebounded from the COVID-19 slowdown, and appears on pace for yet another record year. We continue to expect a further decline in the production levels of higher cost North American met coal suppliers, given both the twin headwinds of lower market pricing and lack of available liquidity. We expect these trends to remain unabated. Ultimately they should lead to a more balanced supply/demand dynamic moving forward. To that end, we are excited to have begun to explore some new export sales in both the markets of South America, as well as Asia. Specifically, I would point to the recently announced marketing arrangement with Australian-based Square Resources who is helping introduce our coals into these faster growing Far Eastern steel markets.”

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “Echoing Randy’s comments, in July, we agreed to ship our first test cargo of metallurgical coal to Brazil, which is a market where we see excellent medium- to long-term potential in both high and low volatile coals. We will continue to focus on growing our international footprint, in-line with our plans to expand production as price and market demand normalizes.”

Bauersachs continued, “As we have expressed before, we continue to position ourselves for production growth once there is more market clarity. Our near-term efforts have been to better align our production levels to our contracted sales. At Berwind, we have substantially cut production due to corresponding reductions by our customers for that coal as well as our development mining having reached the point where the inter-seam slope is to be developed. We are physically now at the point where, when the market dictates, we can hit the “go” button on our Berwind slope project, and within 6 months be in the more prolific Pocahontas #4 low vol seam with its annualized baseline capacity of 750,000 tons of low vol production. We are additionally reviewing the potential development of an adjacent but shorter-life Pocahontas #4 reserve which could function as a bridge until the main Berwind Pocahontas #4 reserve is fully activated. While not a long-term solution, this adjacent reserve provides a lower capital low volatile option during these difficult market conditions. We expect to make decisions on positioning all of our low volatile reserves in the coming months, dependent on market conditions.”

Committed 2020 Sales Volume (a)

(In thousands, except per ton amounts)

	Volume	Average Price
Domestic, fixed priced	1.1	$95
Export, fixed priced	0.4	$90
Total, fixed priced	1.5	$93
Indexed priced	0.1
Total committed tons	1.6

(a)	Amounts include no purchased coal and no thermal coal by-product. Totals may not add due to rounding. As previously disclosed, we received force majeure notices from two customers, which could adversely affect up to 12% of the total contracted sales volumes shown above.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 11:00 AM Eastern Time (ET) on Friday, August 7, 2020. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/bze4oub8.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2020	2019	2020	2019

Revenue	$36,374	$65,761	$78,310	$123,221

Costs and expenses
Cost of sales (exclusive of items shown separately below)	30,134	43,219	61,069	84,225
Asset retirement obligation accretion	159	128	300	256
Depreciation and amortization	5,341	4,822	10,343	8,938
Selling, general and administrative	5,039	4,703	9,756	8,664
Total costs and expenses	40,673	52,872	81,468	102,083
Operating income (loss)	(4,299)	12,889	(3,158)	21,138
Other income	8,504	194	9,714	492
Interest expense, net	(293)	(302)	(572)	(609)
Income before tax	3,912	12,781	5,984	21,021
Income tax expense	1,260	2,168	1,370	3,525
Net income	$2,652	$10,613	$4,614	$17,496

Earnings per common share
Basic earnings per share	$0.06	$0.26	$0.11	$0.43
Diluted earnings per share	$0.06	$0.26	$0.11	$0.43

Basic weighted average shares outstanding	42,704	40,869	42,232	40,737
Diluted weighted average shares outstanding	42,704	40,965	42,232	40,810

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	June 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$9,759	$5,532
Accounts receivable	15,801	19,256
Inventories	25,455	15,261
Prepaid expenses and other	3,160	4,274
Total current assets	54,175	44,323

Property, plant and equipment, net	183,145	178,202
Advanced coal royalties	3,832	3,271
Other assets	949	1,017
Total Assets	$242,101	$226,813

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$8,236	$10,663
Accrued expenses	12,752	11,740
Deferred income	1,139	—
Asset retirement obligations	702	19
Current portion of long-term debt	4,914	3,333
Other	94	656
Total current liabilities	27,837	26,411

Asset retirement obligations	14,220	14,586
Long-term debt, net	15,901	9,614
Deferred tax liability	6,635	5,265
Other long-term liabilities	975	854
Total liabilities	65,568	56,730

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	426	410
Additional paid-in capital	156,777	154,957
Retained earnings	19,330	14,716
Total stockholders' equity	176,533	170,083
Total Liabilities and Stockholders' Equity	$242,101	$226,813

Ramaco Resources, Inc.

Statement of Cash Flows

	Six months ended June 30,
In thousands	2020	2019

Cash flows from operating activities
Net income	$4,614	$17,496
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	300	256
Depreciation and amortization	10,343	8,938
Amortization of debt issuance costs	29	28
Stock-based compensation	2,029	1,954
Other income - PPP Loan	(7,305)	—
Deferred income taxes	1,370	3,429
Changes in operating assets and liabilities:
Accounts receivable	3,455	(15,370)
Prepaid expenses and other current assets	1,229	1,467
Inventories	(10,194)	(2,408)
Other assets and liabilities	(372)	67
Accounts payable	323	(4,121)
Accrued expenses	1,012	1,295
Net cash from operating activities	6,833	13,031

Cash flow from investing activities:
Purchases of property, plant and equipment	(18,019)	(19,737)

Cash flows from financing activities
Proceeds from PPP Loan	8,444	—
Proceeds from borrowings	29,443	44,300
Repayment of borrowings	(21,604)	(38,800)
Repayments of financed insurance payable	(562)	(287)
Restricted stock surrendered for withholding taxes payable	(193)	—
Net cash from financing activities	15,528	5,213

Net change in cash and cash equivalents and restricted cash	4,342	(1,493)
Cash and cash equivalents and restricted cash, beginning of period	6,865	7,380
Cash and cash equivalents and restricted cash, end of period	$11,207	$5,887

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2020	2019	2020	2019

Reconciliation of Net Income to Adjusted EBITDA
Net income	$2,652	$10,613	$4,614	$17,496
Depreciation and amortization	5,341	4,822	10,343	8,938
Interest expense, net	293	302	572	609
Income taxes	1,260	2,168	1,370	3,525
EBITDA	9,546	17,905	16,899	30,568
Stock-based compensation	1,106	1,060	2,029	1,954
Accretion of asset retirement obligation	159	128	300	256
Adjusted EBITDA	$10,811	$19,093	$19,228	$32,778

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended June 30, 2020			Three months ended June 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$36,374	$—	$36,374	$62,516	$3,245	$65,761
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(3,454)	—	(3,454)	(4,695)	(42)	(4,737)
Non-GAAP revenue (FOB mine)	$32,920	$—	$32,920	$57,821	$3,203	$61,024
Tons sold	362	—	362	499	26	525
Revenue per ton sold (FOB mine)	$91	$—	$91	$116	$124	$116

	Three months ended March 31, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$41,936	$—	$41,936
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(3,106)	—	(3,106)
Non-GAAP revenue (FOB mine)	$38,830	$—	$38,830
Tons sold	416	—	416
Revenue per ton sold (FOB mine)	$93	$—	$93

	Six months ended June 30, 2020			Six months ended June 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$78,310	$—	$78,310	$115,216	$8,005	$123,221
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(6,560)	—	(6,560)	(11,715)	(372)	(12,087)
Non-GAAP revenue (FOB mine)	$71,750	$—	$71,750	$103,501	$7,633	$111,134
Tons sold	778	—	778	942	61	1,003
Revenue per ton sold (FOB mine)	$92	$—	$92	$110	$126	$111

Non-GAAP cash cost per ton

	Three months ended June 30, 2020			Three months ended June 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$30,134	$—	$30,134	$40,003	$3,216	$43,219
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(3,181)	—	(3,181)	(4,694)	(43)	(4,737)
Non-GAAP cash cost of sales	$26,953	$—	$26,953	$35,309	$3,173	$38,482
Tons sold	362	—	362	499	26	525
Cash cost per ton sold	$74	$—	$74	$71	$123	$73

	Three months ended March 31, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$30,935	$—	$30,935
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(3,126)	—	(3,126)
Non-GAAP cash cost of sales	$27,809	$—	$27,809
Tons sold	416	—	416
Cash cost per ton sold	$67	$—	$67

	Six months ended June 30, 2020			Six months ended June 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$61,069	$—	$61,069	$76,915	$7,310	$84,225
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(6,307)	—	(6,307)	(11,647)	(372)	(12,019)
Non-GAAP cash cost of sales	$54,762	$—	$54,762	$65,268	$6,938	$72,206
Tons sold	778	—	778	942	61	1,003
Cash cost per ton sold	$70	$—	$70	$69	$114	$72

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